UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 14, 2005

MILLIPORE CORPORATION

(Exact name of registrant as specified in its charter)

MASSACHUSETTS	001-09781 (0-1052)	04-2170233
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

290 Concord Road, Billerica, Massachusetts 01821

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone number, including area code: (978) 715-4321

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Annual incentive payments to the executive officers and other employees of Millipore Corporation are awarded under the Millipore Incentive Plan (the “Incentive Plan”). The Incentive Plan is designed to create an award pool based on a formula-based assessment of the performance of the Company and (for business unit executives other than executive officers) individual Business Units with respect to predetermined financial and operational objectives (“Financial Performance Metrics”). These Financial Performance Metrics and their relative weight are set for each year by the Management Development and Compensation Committee of Millipore’s Board of Directors (the “Compensation Committee”) and may be changed from year to year.

On April 14, 2005, the Compensation Committee set the Financial Performance Metrics for 2005 to include sales growth, profitability and relative performance of the Company versus peer companies in like industries.

The incentive award pool for executive officers including the CEO is based solely on overall Company performance. Levels of Company performance are defined in relation to corporate goals as “Target” (the expected level of performance) and “Threshold” (that level of performance below which no incentive payment will be made). If corporate performance is below the Target performance, but above the Threshold, some incentive payment will be payable but not full target incentive payment; if corporate performance exceeds Target, additional incentive payment will be payable. For 2005, incentive opportunities range from 0 to 85% of base salary for executive officers of the Company other than the CEO, such percentage to be determined for each of such executive officers following the end of 2005. There is no formal range for the 2005 incentive opportunity for the CEO. The CEO’s incentive payment will be determined following the end of 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLIPORE CORPORATION

/s/ Jeffrey Rudin
Jeffrey Rudin
Vice President and General Counsel

Date: April 19, 2005

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